Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FEDFIRST FINANCIAL CORPORATION

ANNOUNCES 10% STOCK REPURCHASE PROGRAM

AND $0.25 PER SHARE SPECIAL DIVIDEND

November 14, 2012, Monessen, PA.  FedFirst Financial Corporation (NASDAQ Capital: FFCO) today announced that the Company’s board of directors has approved the repurchase of up to 285,000 shares of the Company’s outstanding common stock, which is approximately 10% of outstanding shares.  Purchases will be conducted solely through a Rule 10b5-1 repurchase plan with Stifel, Nicolaus & Company, Incorporated.  Purchases will be based upon the parameters of the Rule 10b5-1 repurchase plan.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

The Company also announced today that its Board of Directors has declared a special cash dividend of $0.25 per share on its outstanding common stock, payable on or about December 7, 2012 to stockholders of record as of the close of business on November 26, 2012.

“Given the potential increase in tax rates on dividends beginning next year, our high levels of capital, and the strong results we have posted through the first nine months of the year, our board of directors determined that it is an appropriate time to provide this special dividend distribution to our shareholders,” said Patrick G. O’Brien, President and CEO. “After payment of this special dividend and completion of this share buyback program, our capital ratios will continue to be very strong.  We will have sufficient capital to support organic balance sheet growth and continue our stock repurchase activities and regular dividend payments.”

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.